EXHIBIT 5

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                                May 11, 1994



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:  Cone Mills Corporation
             Registration Statement on Form S-8

Gentlemen:

         I am General Counsel of Cone Mills Corporation, a North Carolina corporation (the "Registrant"), and have represented the Registrant in connection with the registration under the Securities Act of 1933, as amended, of 100,000 shares (the "Shares") issuable pursuant to the Registrant's 1994 Stock Option Plan for Non-Employee Directors (the "Plan").

         In connection with this opinion, I have examined the Registrant's Articles of Incorporation and Bylaws, as amended, the Registration Statement on Form S-8 relating to the foregoing registration (the "Registration Statement"), the prospectus which is to be distributed to Plan participants, the Plan and such corporate records of the Registrant and questions of law as I have deemed relevant for the purpose of this opinion. Based upon such review, I am of the opinion that:

         1. All necessary corporate action has been taken to authorize the issuance of the Shares pursuant to the Plan.

         2. When duly issued in accordance with the terms of the Plan as contemplated by the prospectus and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Interests of Named Experts and Counsel" in the Registration Statement contained therein.

                            Very truly yours,


                            Neil W. Koonce
                            General Counsel

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